Exhibit 4.1

ANNUAL INFORMATION FORM

of

IMMUNOPRECISE ANTIBODIES LTD.

February 14, 2020

TABLE OF CONTENTS

INTRODUCTORY NOTES	1
CORPORATE STRUCTURE	3
GENERAL DEVELOPMENT OF THE BUSINESS	3
BUSINESS	9
RISK FACTORS	14
DIVIDENDS	21
DESCRIPTION OF CAPITAL STRUCTURE	22
MARKET FOR SECURITIES	22
ESCROWED SECURITIES	23
DIRECTORS AND EXECUTIVE OFFICERS	24
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	29
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	29
TRANSFER AGENT AND REGISTRAR	30
MATERIAL CONTRACTS	30
INTERESTS OF EXPERTS	30
ADDITIONAL INFORMATION	30

2

IMMUNOPRECISE ANTIBODIES LTD.

ANNUAL INFORMATION FORM

INTRODUCTORY NOTES

Date of Information

In this annual information form (“Annual Information Form”), ImmunoPrecise Antibodies Ltd., together with its subsidiaries, as the context requires, is referred to as “IPA” or the “Company”. All information contained in this Annual Information Form is as at February 14, 2020, unless otherwise stated, being the date of the most recently completed financial year of the Company, and the use of the present tense and of the words “is”, “are”, “current”, “currently”, “presently”, “now” and similar expressions in this Annual Information Form is to be construed as referring to information given as of that date.

Cautionary Statement Regarding Forward-Looking Statements and Information

This Annual Information Form contains forward -looking statements and information about the Company which reflect management’s expectations regarding the Company’s future growth, results of operations, operational and financial performance and business prospects and opportunities. In addition, the Company may make or approve certain statements or information in future filings with Canadian securities regulatory authorities, in news releases, or in oral or written presentations by representatives of the Company that are not statements of historical fact and may also constitute forward-looking statements or forward-looking information. All statements and information, other than statements or information of historical fact, made by the Company that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and information, including, but not limited to statements and information preceded by, followed by, or that include words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intends”, “plan”, “forecast”, “budget”, “schedule”, “project”, “estimate”, “outlook”, or the negative of those words or other similar or comparable words.

Forward-looking statements and information involve significant risks, assumptions, uncertainties and other factors that may cause actual future performance, achievement or other realities to differ materiality from those expressed or implied in any forward-looking statements or information and, accordingly, should not be read as guarantees of future performance, achievement or realities. Although the forward looking statements and information contained in this Annual Information Form reflect management’s current beliefs based upon information currently available to management and based upon what management believes to be reasonable assumptions, the Company cannot be certain that actual results will be consistent with these forward- looking statements and information. A number of risks and factors could cause actual results, performance, or achievements to differ materially from the results expressed or implied in the forward—looking statements and information. Such risks and factors include, but are not limited to, the following:

•	the Company may continue to operate at a net loss;

•	an investment in the Company is speculative;

•	the Company may require additional financing in order to continue the development and growth of its business;

•	the Company will continue to be a going concern.

•	the Company does not plan to pay dividends in the near future;

•	the success of the Company’s business development and marketing strategy;

•	the Company may be subject to growth-related risks including pressure on its internal systems;

•	the Company may lose customers which may have a significant impact on revenues;

•	the Company’s ability to meet customer performance requirements;

•	the trend towards of the concentration of the pharma market;

•	the Company’s current products are custom products;

•	brand awareness of the Company’s products and services;

•	the Company may face significant competition from larger businesses;

•	the Company will be dependent on the experience and skill of its management and key personnel;

•	the Company not infringing a third party’s intellectual property rights;

•	the Company may need to take active steps to protect its intellectual property;

•	the pharma industry is subject to patent and other intellectual property litigation;

•	the Company’s products and services may become obsolete without innovation;

•	the Company needs to continually develop its services;

•	the Company’s customers may restrict the use of certain scientific information;

•	the Company’s services could expose it to potential liability;

•	the Company does not suffer any failures to its laboratory systems;

•	the Company uses a limited number of suppliers;

•	government regulation of the Company’s products and services;

•	uninsured or uninsurable risks of the business;

•	the directors and officers may engage in business that is in conflict with the Company.

•	the Common Shares of the Company are speculative and may experience high volatility on the TSX Venture Exchange (“TSXV”);

•	global economic conditions may adversely affect the Company’s business;

•	foreign exchange rates; and

•	market percent of smaller companies.

For further details, see the “Risk Factors” section of this Annual Information Form.

Although the Company has attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward -looking statements or information, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. Further, any forward—looking statements and information contained herein are made as of the date of this Annual Information Form and, other than as required by applicable securities laws, the Company assumes no obligation to update or revise them to reflect new events or circumstances. New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual realities to differ materially from those contained in any forward-looking statement or information. Accordingly, readers should not place undue reliance on forward looking statements and information contained in this Annual Information Form and the documents incorporated by reference herein. All forward-looking statements and information disclosed in this Annual Information Form are qualified by this cautionary statement.

Currency and Exchange Rate Information

The financial statements included herein are reported in Canadian dollars. References in this Annual Information Form to “C$” or “$” are to the lawful currency of Canada, references to “euros” are to the lawful currency of the European Union, and references to “US$” are to the lawful currency of the United States.

On February 13, 2020, the Bank of Canada noon rate of exchange for one Canadian dollar in United States dollars was C$1.00 = US $0.7544 and for one Canadian dollar in euros was C$1.00 = euros 0.6955.

CORPORATE STRUCTURE

The Company was continued on September 2, 2016 under the Business Corporations Act (British Columbia). On December 21, 2016, the Company changed its name to “ImmunoPrecise Antibodies Ltd.” The address of the Company’s corporate office is 3204 – 4464 Markham Street, Victoria, BC V8Z 7X8. The registered and records office of the Company is located at Suite 704, 595 Howe Street, Vancouver, BC V6C 2T5.

The following sets out the Company’s intercorporate relationship with its subsidiaries:

GENERAL DEVELOPMENT OF THE BUSINESS

Overview

The Company has emerged as a recognized, full-service, biologics Contract Research and Organization (“CRO”) with a presence in Canada, the US and the Netherlands. The Company is innovation-driven and positioned geographically and scientifically to provide industry-leading human therapeutic antibody discovery and development services for its customers and partners. The Company offers a cohesive and extensive portfolio in the protein and antibody research, manufacturing and validation continuum. The Company is listed on the TSX Venture Exchange (the “Exchange”) as a Tier 2 life science issuer under the trading symbol “IPA”. The Company’s OTC Market symbol is “IPATF”.

Three Year History

Over the last three years, the Company has focused on growing its product offering and revenues through organic growth and mergers and acquisition as set out below.

Fiscal Year Ended 2017

Revenue Growth

During the year ended April 30, 2017, the Company achieved growth in revenues to $2,630,515 from $1,896,118 in 2016. The Company recorded a net loss of $5,269,420 during the year ended April 30, 2017, compared to net income of $151,035 for the year ended April 30, 2016. The net loss comprised of the $3,887,160 listing expenses recorded on completion of its reverse takeover and an operating loss of $1,382,260, which was mostly attributable to non-recurring costs in foundational growth-enabling investments made to pursue strategic initiatives which attracted consulting fees and other one-tie costs such as systems development, business development and operational efficiency aimed at configuring the Company for significant future growth. At the same time, the Company increased staffing and incurred higher lab operating costs to accommodate greater levels of activity.

Reverse Takeover Transaction

On December 21, 2016, the Company completed its acquisition of IPA pursuant to the terms of a share exchange agreement dated October 20, 2016 (the “Agreement”) among the Company, ImmunoPrecise Antibodies Ltd. (“IPAL”) and the shareholders of IPAL. Under the terms of the Agreement, the Company (A) paid the principal shareholders $1,000,000 and (B) issued a total of 9,602,966 common shares of the Company to the shareholders of IPAL (the “Consideration Shares”). The Consideration Shares represented twenty five percent (25%) of the issued and outstanding shares of the Company on closing of the transaction (“Transaction”) and Financing (as defined below).

Concurrent with closing the Transaction, the Company issued 14,377,500 common shares of the Company at a price of $0.30 per share for gross proceeds of $4,313,250 (the “Financing”). In connection with the Financing, the Company paid finders a cash fee of $42,291 and issued finders share totalling of 505,750 common shares.

As part of the Transaction, the Company changed its name to “ImmunoPrecise Antibodies Ltd.” The Company became listed on the TSX Venture Exchange as a Tier 2 Life Sciences Issuer under the symbol “IPA”.

Exchangeable Note Financing

On September 12, 2016 and prior to closing of the Transaction set forth above, IPAL entered into an exchangeable note for an aggregate sum of $97,500. The exchangeable note bore interest at a rate of 5% per annum and was due and payable on September 12, 2017. The terms of the exchangeable note allowed the holder to exchange the principal amount of the note for 650,000 units of the Company. Each unit is comprised of one common share of the Company and one share purchase warrant with each share purchase warrant exercisable into one additional common share at a price of $0.30 per share for a period of one year from the date of issuance of the warrants.

On March 17, 2017 the exchangeable note was converted into 650,000 units of the Company. On conversion date, the Company had recorded interest and accretion of $6,715.

Fiscal Year Ended 2018

Revenue Growth

The Company achieved record annual revenue of $5,441,349 in fiscal 2018 compared to $2,630,515 in fiscal 2017. This represents a 106% increase in revenue as a result of its acquisitions of U-Protein Express B.V. (“U-Protein”) and ImmunoPrecise Europe BV (“IPA Europe”), and its ability to grow its core business and expand into higher revenue service offerings in therapeutic antibody discovery.

Acquisition of IPA Europe (formerly, ModiQuest Research B.V.)

On April 5, 2018, the Company acquired all of the issued and outstanding shares of IPA Europe (formerly called ModiQuest Research BV) located in Oss, The Netherlands. IPA Europe specializes in the generation of monoclonal antibodies (“mAbs”) against difficult target antigens. IPA Europe applies proprietary technologies to all aspects of the antibody discovery process in research and development, diagnostic and therapeutic applications. Using its proprietary ModiFuse™ (hybridoma electrofusion), ModiSelect™ (B cell selection) and ModiPhage™ (phage display) technologies, IPA Europe can generate very large panels of monoclonal antibodies from various backgrounds including mouse, rat, rabbit, chicken, llama and human, as well as transgenic animals harboring the human antibody gene repertoire.

Under the terms of the transaction, the Company acquired IPA Europe and its sister entity, Immulease B.V. (“Immulease”), for an aggregate purchase price of €7,000,000 (C$11,200,000) (the “Purchase Price”). Immulease is a holding company owning research equipment used in IPA Europe’s operations. €5,000,000 (C$8,000,000) of the Purchase Price was paid on closing, consisting of €2,500,000 (C$4,000,000) in cash and 6,600,399 common shares of the Company (valued at a price of €0.38 (C$0.57) per share). The remaining €2,000,000 (C$3,200,000) of the Purchase Price will be paid in three annual installments of consisting of equal parts cash and equity. The first deferred payment of €666,666 (C$1,014,503), consisting of cash of €333,333 (C$507,000) and 714,793 shares of the Company was made during the financial year ended April 30, 2019.

Acquisition of U-Protein

On August 22, 2017, the Company acquired all the issued and outstanding shares in U-Protein Express B.V. (“U-Protein”) pursuant to the terms and conditions of a securities purchase agreement among the Company, U-Protein and the shareholders of U-Protein (the “U-Protein Agreement”). U-Protein is a company based in Utrecht, The Netherlands and holds the rights to proprietary expression technology used in antibody production. U-Protein is a CRO that offers fast and large-scale production of (mammalian) recombinant proteins and antibodies for research and pre-clinical applications.

Under the terms of the U-Protein Agreement, the Company acquired all of the issued and outstanding shares of U-Protein for €6,830,000 (CAD$10,108,400) (the “Purchase Price”), of which (A) €2,734,732 (CAD$4,047,390) was paid in cash on closing, (B) a total of 3,030,503 common shares of the Company were issued on closing, and (C) €2,047,634 (CAD$3,030,498) in deferred payments over a three (3) year period (the “Deferred Payments”). The Deferred Payments may be made, at the election of the U-Protein shareholder, in cash or by the issuance of up to 3,030,498 common shares over a three-year period. As of the date of this Annual Report, the Company has satisfied the Deferred Payments in 2018 and 2019. The final Deferred Payment is due in December 2020. If the final Deferred Payment is not satisfied by the Company, the shareholders of U-Protein will be permitted to repurchase the shares of U-Protein from the Company at a fair market price.

As part of the U-Protein Agreement, the shareholders of U-Protein were issued a dividend of any cash in U-Protein above €500,000. In accordance with the U-Protein Agreement, the three principal shareholders of U-Protein executed on-going management and employment contracts, which include non-solicitation and non-competition clauses as well as performance incentives based on the net profits of U-Protein.

Establishes a New Full-Service B Cell Facility

In April 2018, the Company launched its new, innovative full-service B cell offering, located in Victoria, British Columbia, offering B cell screening, sorting and sequencing on a broad range of therapeutic-relevant protein families including GPCRs (G-protein coupled receptors) and other multi-membrane spanning proteins. A B cell facility permits the Company to increase the speed of antibody discovery platforms, maintains native antibody paring and provides antibodies of higher sensitivity and specificity.

Strengthened Management Team

In February 2018, the Company announced the appointment of Jennifer L. Bath as the new Chief Executive Officer and President. Dr. Bath’s appointment added significant senior leadership and scientific depth to the Company’s leadership team. Previously, Dr. Bath served in an executive role at Aldevron, LLC, as the Global Director, where she held both strategic and technical roles. She headed the global sales and client relations teams, and defined business strategies by applying knowledge based on science, technology and the market. In addition, Dr. bath served as a key technical specialist, particularly for therapeutic antibody discovery, and was responsible for growth and retention of clients.

As part of the expansion of the Company’s senior leadership team, the Company also appointed Charles (Chip) Wheelock as the global Chief Technology Officer and Kari Graber as the Director of Global Client Services and Project Management.

Private Placement Financings

On August 22, 2017, as part of the acquisition of U-Protein, the Company completed a private placement, issuing 5,250,000 common shares at $1.00 per share for gross proceeds of $5,250,000. The Company also issued 281,100 common shares as finders’ fees.

On March 26, 2018, the Company completed a non-convertible debenture (the “Debentures”) financing in the principal amount of C$4,002,000 (the “Offering”). The Debentures are unsecured, bear interest at a rate of 10% per annum, payable semi-annually, and were original due on September 26, 2019 (which have now been extended to March 26, 2020). Under the Offering, a holder of a Debenture received 37,500 detachable share purchase warrants (the “Warrants”) for every $25,000 of Debentures subscribed for by the holder. The Warrants are exercisable at $0.70 per share for a period of four years from the date of issue. The proceeds of the Offering were used to satisfy the closing cash payment to acquire IPA Europe and Immulease. In fiscal 2019, the Company settled $1,377,000 of previously issued debentures by issuing 1,377,000 Units at a price of $1.00 per Unit. Each Unit consisted of one common share and one share purchase warrant, with each warrant entitling the holder to purchase an additional share at a price of $1.25 for a period of two years from the date of issue.

Fiscal Year Ended 2019

Revenue Growth

The Company achieved record annual revenue of $10,926,268 in fiscal 2019 compared to $5,441,349 in fiscal 2018. This represents a 100% increase in revenue as a result of its completed acquisitions of IPA Europe and the Company’s ability to grow its core business and expand into higher revenue service offerings in therapeutic discovery.

Asset Building and New Service Offerings

While CRO services remain the mainstay of the Company, the Company has worked continuously on building an intellectual property estate and portfolio of proprietary methods and physical assets through collaborations, joint ventures, acquisitions and in-licensing. The onboarding of existing assets with regard to equipment, technologies, IP and licenses within the Company’s European operations has been compounded by active research and development at all operational sites this year.

The Company also added the following key new service offerings in fiscal 2019:

•	Phage-Display Antibody Platforms. Allows the Company to generate monoclonal antibodies in a diverse range of species against complex protein structures.

•

Genetic Immunization Platform. The Company’s advanced genetic immunization strategies are applicable in multiple species, including transgenics, and across all discovery platforms. Through the Company’s in-house developed vectors, its protocol produces native protein with appropriate post-transcriptional modifications in vivo.

•

DeepDisplayTM. DeepDisplay is a service offering in therapeutic discovery to select rare, fully human antibodies. The combination of transgenic animal immunization with phage display antibody selection delivers the most therapeutically relevant antibodies in a shorter time period with the highest probability of success compared to conventional technologies.

Talem Therapeutics

The Company formed Talem Therapeutics, LLC (“Talem”), based in Cambridge, Massachusetts, to create, advance and partner therapeutic antibodies, discovery programs. Talem is structured to secure assets during their discovery and development stage and seek out strategic partnerships with pharmaceutical and biotech companies, where it will aid in the out-licensing or sale of the therapeutics. The ability for investors to support individual assets or portfolios in Talem generates an asymmetrical opportunity for investments, while avoiding the Company shareholders dilution. The depth and speed of the Company’s offerings enables Talem to customize each program and leverages the Company’s expertise and technologies in antibody discovery.

New Headquarters and Species Agnostic B Cell Offerings

In May 2018, the Company opened its U.S. headquarters in Fargo, North Dakota. The opening of a U.S. headquarters in Fargo, North Dakota allows the Company to take advantage of a U.S. location that has a significant and diverse economy with a strong history of supporting global life science companies.

In July 2018, the Company launched its European B cell expansion at IPA Europe. Similar to the Company’s existing B cell facility in Victoria, British Columbia, a European B cell service allows the Company to accelerate international growth and meet the international demand of its CRO services.

Key Additions to the Management Team

In February 2019, the Company appointed Lisa Helbling as Chief Financial Officer. Ms. Helbing has brought over 30 years of experience in accounting, financing, and business development within the public markets and has a demonstrated ability to manage financial and operational challenges while governing a dynamic and growing business.

Private Placement Financings

On June 18, 2018, the Company completed a non-brokered private placement financing of 875,000 units at a price of $0.80 per unit for gross proceeds of $700,000. Each unit consisted of one share and one share purchase warrant, with each warrant exercisable at $1.00 per share for a period of one year from the date of issue.

On September 27, 2018, the Company completed a non-brokered private placement financing by issuing a total of 9,102,500 units (“Units”) of the Company at a price of $1.00 per Unit for gross proceeds of $9,102,500. Each Unit sold in the financing consisted of one common share and one share purchase warrant, with each warrant entitling the holder to purchase an additional share at a price of $1.25 for a period of two years from the date of issue. The Company will have the right to accelerate the expiry date of the warrants provided that the Company’s volume weighted average price trades at a price equal to or greater than $1.75 for a period of 20 consecutive days. In the event of acceleration, the expiry date will be accelerated to a date that is 30 days after the Company issues a news release announcing that it has elected to exercise this acceleration right.

Subsequent to Fiscal Year Ended 2019

Revenue Growth

During the six months ended October 31, 2019 the Company achieved revenues of $5,878,464, compared to revenues of $5,589,576 in the 2018 fiscal period. The increase in revenue was due to an increase in number of large pharma customers requiring more comprehensive therapeutic discovery and development outsourcing.

New Service Offerings

Subsequent to the fiscal year ended April 30, 2019, the Company has continued to focus advanced service offerings for therapeutic discovery as set out below:

•

Abthena™ bispecific antibody platform. Abthena bispecifics have the ability to bind two different molecules with a single antibody, increasing the therapeutic effectiveness of targeting infectious diseases, payload delivery and functional activity toward challenging targets.

•

Integrating SGI-DNA’s benchtop automated DNA printer. The Company has integrated SGI-DNA’s benchtop automated DNA printer, BioXp 3200, to accelerate antibody discovery and manufacturing services at its European facilities.

Key Additions to the Board and Management Team

In October 2019, the Company appointed Dr. Stefan Lang as Chief Business Officer. In this newly created role, Dr. Lang, who has more than 20 years of experience as a senior executive in the biotechnology industry, will be responsible for corporate and business development initiatives, as well as corporate and product strategic planning.

Also in October 2019, the Company appointed Brian Lundstrom as a member of the Board of Directors. Mr. Lundstrom has over 30 years’ protein and antibody therapeutic business experience and was appointed to work actively with management to further strengthen the Company’s strategic and commercial growthcommitment to industry-leading therapeutic antibody discovery for both its clients and the company’s emerging internal pipeline.

BUSINESS

Overview

The Company has emerged as a recognized, full-service, biologics contract research organisation (“CRO”) with global operations. A CRO is a company that provides support to the pharmaceutical, biotechnology and medical device industries in the form of research services outsourced to them on a contract basis. The Company is innovation-driven and is strategically positioned - both geographically and scientifically - to provide highly customized, human, therapeutic antibodies. The Company offers a cohesive and extensive portfolio in the protein and antibody research, manufacturing and validation continuum. The Company’s full-service package allows it to assist clients from the moment they identify a therapeutic target to the time they are preparing to apply for investigational review of the clinical product.

Products and Services

CRO Services

The Company’s CRO services include, but are not limited to, proprietary B cell sorting, screening and sequencing; custom, immune and naïve phage display production and screening; expertise with transgenic animals and multi-species antibody discovery; bi-specific, tri-specific, VHH, and VNAR (shark) antibody manufacturing; DNA cloning, protein and antibody downstream processing, purification in gram scale levels, characterization and validation; antibody engineering; transient and stable cell line generation; antibody optimization and humanization; hybridoma production with multiplexed, high-throughput screening and clone-picking; cryopreservation; and custom antigen modeling, design and manufacturing.

Moreover, in the past 18 months, the Company has gained increasing recognition as a rising leader in the biologics, CRO space, with a focus on organic growth through market penetration and service diversification, as well as strategic expansion with platform and process integration. Furthermore, end-to-end services have been leveraged through acquisition, enabling a steady foundation for future growth.

IPA Canada and IPA Europe have both been designated as approved CROs for the world’s leading, transgenic animal platform producing human antibodies, and exercised an advantage in optimizing services for various transgenic animal vendors. The Company made strategic investments in R&D activities to develop proprietary technologies enabling the application of their B cell Select™ and DeepDisplay™ platforms to address a range of transgenic animal species and strains.

The Company’s key CRO services are set forth in detail below:

Service	Details
B cell SelectTM	In 2018, the Company built on its ten years of experience in single B cell interrogation to offer full-service B cell screening, sorting and sequencing in both North America and Europe on a species agnostic platform, including transgenic, humanized animals. This service is offered against a broad range of therapeutically relevant protein families, including GPCRs and other challenging, multi-membrane spanning proteins. The Company’s platforms enable antibody screening directly from B cells, allowing for the analysis of a more diverse set of antibodies, and for faster, deeper screening compared to traditional technologies. The Company announced over a 90% success rate on its B cell technology, which is now offered with a success guarantee.

Phage Display	The Company’s phage display services are based on building custom immune libraries from multiple species, including transgenic animals, or the selection of antigen-specific recombinant antibody fragments from our proprietary human or llama phage libraries. The proprietary libraries have been made from human patient and naïve (scFv) repertoires, as well as from naïve llama (VHH) repertoires. Custom immune libraries are prepared from blood, spleen, lymph nodes, and bone marrow of immunized animals or humans and capture the entire immune repertoire for panning, rescue, and identification of unique antibodies with pre-specified characteristics.

DeepDisplay	A powerful new technology utilizing a combination of Ligand’s OmniAb® transgenic animal platform and ImmunoPrecise Antibodies’ custom phage display antibody selection.

Abthena™ Bispecifics	The Company’s proprietary bispecific Abthena™ technology complements its diverse discovery process, integrating seamlessly with the Artemis™ Intelligence Metadata (AIM)™ capabilities, to enable rapid turnaround on additional algorithmic outputs in therapeutic antibody optimization, stability, affinity, and manufacturability.

LucinaTechTM Humanization	The Company provides a robust and efficient antibody humanization service, which consistently retains affinity and specificity levels. The approach is based on state-of-the-art in silico antibody modeling to identify essential framework and CDR residues for grafting onto a human antibody framework.

Affinity Maturation	Antibody affinity is important in therapeutic and diagnostic applications. ImmunoPrecise’s antibody affinity maturation service can improve antibody affinities by several fold. The Company applies different strategies to increase the affinity of the antibody, including gene shuffling and random mutagenesis

Immunization, hybridoma, sequencing	The Company offers cutting edge antibody development services including a variety of immunization methods: Rapid Prime immunization, DNA immunization (NonaVac™), cell-based immunization (ModiVacc™), electro- fusion and hybridoma generation using semi-solid media and clone picking, as well as high throughput, multiplexed screening methods. With ImmunoProtect™, the DNA sequence of the antibody will be determined and can be used to express the antibody recombinantly.

rPEx protein manufacturing	The Company provides fast and large-scale production of recombinant mammalian proteins and antibodies for research and preclinical applications. With over 90% success rate with difficult to express proteins and antibodies (e.g. Fc-fusion proteins, bispecific antibodies), the Company offers gram scale production with low endotoxin levels.

Cell line development	Using its proprietary vectors, the Company offers stable cell line development services (non GMP) of target proteins or antibodies adapted to specific growth conditions and media.

In fiscal 2019, the Company’s CRO services accounted for 95% (2018: 96%) of the revenue of the Company.

Therapeutic Discovery Program

While CRO services are the mainstay of the Company, ImmunoPrecise has worked continuously on building an intellectual property estate and portfolio of proprietary methods and physical assets through collaborations, joint ventures, acquisitions and in-licensing. The Company has invested strategically invested in the development and licensing of antibody discovery platforms and related intellectual property assets. The onboarding of existing assets with regard to equipment, technologies, IP and licenses within the Company’s EU operations has been compounded by active research and development at all operational sites this year, including the on-going development of new service offerings to be rolled out in the fiscal year 2020, but more notably, internal discovery programs focused on novel, therapeutic antibodies, primarily in the field of immuno-oncology.

The Company formed Talem Therapeutics (“Talem”), based in Cambridge, Massachusetts, to support its internal and partnered therapeutic, discovery programs. Talem offers strategic partnerships with pharma and biotech companies and is the only company to offer these services as a partnership in OmniAb transgenic animals using their own license. The ability for investors to support individual assets or portfolios generates an asymmetrical opportunity for investments, while avoiding ImmunoPrecise shareholder dilution. The depth and speed of IPA’s offerings enables Talem to customize each program and leverages the Company’s expertise and technologies in the antibody discovery.

Production of Services

The Company’s operations are carried out globally in three separate facilities: Victoria British, Columbia (IPA Canada) and Utrecht and Oss, the Netherlands (U-Protein Express and IPA Europe).

IPA Canada’s new laboratory in Victoria is located at a fully operational antibody production facility that effectively doubles its revenue generating capacity. To drive the execution of its strategic and growth initiatives, the Company continues to focus on the recruitment of scientific and technical staff, development of new technical training programs and a commitment to integrate continuous improvement and quality management methodologies.

U-Protein Express, situated in the Dutch biotechnology hub of Utrecht, The Netherlands, has been a staple in the recombinant protein community, operating for over 17 years, and specializing in the manufacture of complex proteins and antibodies in a variety of formats, and from a range of mammalian cell types. Their streamlined and efficient operations have enabled them to successfully support over 6,000 different programs, with over a 90% success rate, for pharmaceutical and biotechnology industries as well as leading, academic institutions. In a seamless coordination, their operations also support the downstream expression and purification of the antibodies originating from the B cell Select programs, enabling validation of the platform’s outputs and comprehensive deliverables for clients. The site also has a global, exclusive license from Stanford University for the marketing and sales of the novel protein, Wnt surrogate Fc, which they co-developed.

IPA Europe’s contribution in services and intellectual property to the Company after its acquisition have been substantial. The integration of IPA Europe significantly expanded the Company’s services portfolio including affinity maturation, humanization, functional assay design and development, naïve and disease human scFv libraries, naïve llama scFv libraries, and proprietary methods of immunization against conformational targets (e.g. ModiVacc™ mouse lymphoid tumor immunization and DNA immunization technologies). Adding to their proprietary services, IPA Europe developed and rolled-out the aforementioned DeepDisplay service for the discovery of fully human antibodies using transgenic animal immunization and custom phage display.

Intellectual Property

The Company has initiated the protection of new innovation in its product pipeline and has trademarked its ImmunoProtect technology. Currently, the Company has applied for one patent application and is in the process of applying for additional patent applications relating to its proprietary technology. Its intellectual property strategy has been to protect its intellectual property primarily through a combination of trade secrets and copyright. See also “Risk Factors”.

The Company continues to develop new products such as synthetic estrogen receptor modulator tracker; quantitative self, biomarkers and screening methodologies, production of specific antibodies; screening services and data mining methodologies which will provide expansion and new commercial opportunities for the Company.

Specialized Skill and Knowledge

The Company’s qualified staff of research and development scientists with experience in biotechnology and pharmaceutical sector, academic research and government. The Company brings 30 years of experience in the production of antibodies and has a strong reputation for the delivery of a high standard of quality and professional antibody services and products.

Further, the Company has an in-house research staff, including a number of research scientists with MSc and cadre technical staff, innovating proprietary Rapid Prime immunization, single step cloning using semi-solid media for HAT selection of hybridomas, and B cell selection and screening.

Competitive Conditions

The Company competes primarily against other full-service CROs as well as services provided by in-house research and development, or R&D, departments of biopharmaceutical companies. The Company’s major CRO competitors include Abveris Inc., Aldevron LLC, Antibody Solutions, Genscript Biotech Corp, Lake Pharma Inc., and several specialty and regional CROs.

The Company generally competes on the basis of a number of factors, including experience within specific therapeutic areas, quality of staff and services, reliability, range of provided services, ability to recruit principal investigators and patients into studies expeditiously, ability to organize and manage large-scale, global clinical trials, global presence with strategically located facilities, speed to completion, price and overall value. The Company believes it competes effectively with its competitors across these factors, particularly due to its full-service operating model, its therapeutic expertise, its global platform and its experienced and committed management team. However, some of the Company’s competitors have greater financial resources and a wider range of service offerings over a greater geographic area than we do, which could put us at a competitive disadvantage with respect to these competitors.

Many competitors offer custom antibody production services in addition to large catalogues of antibodies available for sale through their websites. Over the years a number of competitors have been acquired and merged into larger companies, particularly larger laboratory facilities.

The R&D Antibodies market is highly fragmented and served by numerous small suppliers of a similar size and scale to the Company, and no single company appears to dominate the field.

Regulatory Environment

The development, testing, manufacturing, labeling, storage and approval of antibody and therapeutic products are subject to regulation by various government authorities in Canada and Europe. Companies in the pharmaceutical and biotechnology industries, such as the Company’s clients, that carry out clinical trials are subject to stringent regulations. These regulations apply to the Company’s clients and are generally applicable to us when we are providing services to our clients. Consequently, the Company must comply with relevant laws and regulations in the conduct of its business. The Company is in compliance with all Canadian and European regulations regarding the on-going operation of its laboratory facilities and delivery of all its products and services.

Seasonality

Sales of the Company’s products and services are not subject to seasonality fluctuations.

Changes to Contracts

The Company uses a standard Master Services Agreement (“MSA”) with all customers for custom monoclonal and polyclonal antibodies and peptide protection and does not anticipate any changes in its MSA. The Company has a standard form of contract for its other services and anticipates development of a standard license agreement to take advantage of new licensing opportunities.

Foreign Operations

The Company currently conducts operations in Canada and Europe and distributes and offers its products and services globally. As such, it does not anticipate any risks associated with foreign operations.

Market for Products

Market Segment and Geographic Areas

Therapeutic antibodies dominate markets worth was US$115 billion in 2018. It is estimated that the human therapeutic antibody market will grow to US$300 billion in 2025. Growth drivers in the antibodies market are as follows:

•	Increasing research and development expenditures in the life science sector and in therapeutics industry

•	Emergence of innovative facilitating platforms

•	Growing demand for revolutionary therapies for major diseases as populations age and life expectancies increase

•	Growing emphasis on antibody development at CRO’s

•	Increasing applications in the environmental sectors

Biopharmaceuticals is the fastest growing pharma sector. This market is mainly dominated by large pharmaceutical companies, like Abbvie, Novartis, Roche and Johnson & Johnson. The world’s best-selling drug in 2018 was Humira (“Adalimumab”) by Abbvie, with global revenues of US$19.9 billion. Companies are currently sponsoring clinical studies for more than 570 mAbs. Of these, approximately 90% are early-stage studies designed to assess safety (Phase I) or safety and preliminary efficacy (Phase I/II or Phase II) in patient populations.

The Diagnostics market was estimated at about US$20 billion in 2017. This market is driven by strong growth in the immunoassay market and has a CAGR of 5.3%. The value of this market reached an estimated US$35 billion in 2026.

In recent years, the number of monoclonal antibody drugs approved for launch proliferated, with 79 approved and available on the market as December 2019. For 2022, it is expected that 9 of 15 best-selling drugs worldwide will be monoclonal antibody drugs, the fastest growing and most important segment in global bio-pharmaceutical market.

The R&D market is highly fragmented and served by numerous small suppliers. The global research-based protein- and antibody-related service and product market is expected to grow with a CAGR of 6.1% from 2018 to 2025 from an estimated US$2.5 billion in 2016 to US$3.1 billion, respectively.

Previously, the Company has focused on the diversified and relatively small R&D Antibody market delivering products and services to academic, biotechnology and pharmaceutical customers located primarily in North America. With the acquisition of U-Protein Express and Modiquest Research, the Company is expanding to the therapeutic antibody market and delivering an expanded portfolio of products and services to customers in Europe and ROW.

Marketing Plan and Strategies

Market Acceptance

The Company has a long-standing acceptance of its customized antibodies and peptide production services in the market. The Company believes that the market acceptance of its products will continue as it organically grows its business, optimizes its laboratory, new sales and marketing capacity and production process to support long-term growth. Further, the Company is one of the few approved CROs for multiple transgenic animal providers on the market, enabling the faster development of therapeutic antibodies. Among 28 human antibodies approved by the FDA between 2002 and 2019, 19 were animal derived and only 9 generated by phage display.

Bankruptcy and Similar Procedures

The Company does not have any bankruptcy, receivership or similar proceedings or any voluntary bankruptcy, receivership or similar proceedings within the three most recently completed financial years or completed during or proposed for the current financial year.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occurs, the Company business, financial condition or results of operations may be materially and adversely affected. In that case, the trading price of the Company’s securities could decline and investors in such securities could lose all or part of their investment.

The Company Operates at a Net Loss

Although the Company earns revenues and operates at a significant margin, the Company’s operates, on a consolidated basis, at a net loss. The Company’s business operations will be largely dependent upon its ability to increase sales in order to cover its ongoing operating expenses. There is no assurance that the Company will increase its sales resulting in it to operate at a profit.

Speculative Nature of Investment Risk

An investment in the Company’s common shares carries a high degree of risk and should be considered as a speculative investment by purchasers. The Company has limited cash reserves. The Company’s revenue from operations may not mitigate the risks associated with the Company’s planned activities.

Liquidity and Future Financing Risk

Although the Company is a going concern, the Company does not have cash reserves for funding future growth and expansion and therefore may require additional financing in order to fund future growth in operations and expansion plans. The Company’s ability to secure any required financing to sustain its operations will depend in part upon prevailing capital market conditions, as well as the Company’s business success. There can be no assurance that the company will be successful in its efforts to secure any additional financing or additional financing on terms satisfactory to the Company’s management. If additional financing is raised by issuing shares of the Company, control may change, and shareholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, the Company may be required to scale back its business plan.

Going-Concern Risk

The financial statements of the Company have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. The Company’s future operations are dependent upon the achievement of on-going profitable operations. There can be no assurances that the Company will be successful in continuing to achieve profitability.

Absence of Cash Dividends

To date, the Company has not paid any cash dividends on its Common Shares and it does not anticipate the payment of any dividends on its Common Shares in the foreseeable future.

Business Development and Marketing Strategy

The Company’s future growth and profitability will depend on the effectiveness and efficiency of its national and international business development and marketing and sales strategy, including the Company’s ability to (i) grow brand recognition for its services internationally; (ii) determine appropriate business development, marketing and sales strategies and (iii) maintain acceptable operating margins on such costs. There can be no assurance that business development, marketing and sales costs will result in revenues for the Company’s business in the future, or will generate awareness of the Company’s products and services. In addition, no assurance can be given that the Company will be able to manage the Company’s business development, marketing and sales costs on a cost-effective basis.

Management of Growth

The Company may be subject to growth-related risks including pressure on its internal systems and controls. The Company ability to manage its growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth could have a material adverse impact on its business, operations and prospects. The Company may experience growth in the number of its employees and the scope of its operating and financial systems, resulting in increased responsibilities for the Company’s personnel, the hiring of additional personnel and, in general, higher levels of operating expenses. In order to manage its current operations and any future growth effectively, the Company will also need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate, manage and retain its employees. There can be no assurance that the Company will be able to manage such growth effectively, that its management, personnel or systems will be adequate to support the Company’s operations or that the Company will be able to achieve the increased levels of revenue commensurate with the increased levels of operating expenses associated with this growth.

May Lose One or More of its Customers

The Company’s customers may terminate their contracts with it upon 30 to 90 days’ notice for a number of reasons or, in some cases, for no reason. Although the Company’s customers are currently comprised of a number of pharma entities, the Company is making a strategic shift to increase the number of larger pharma and biotech customers, including the size of each service contract. If any one of the Company’s major customers cancels its contract with the Company, its revenue may decrease.

Failure to Meet the Delivery and Performance Requirements set forth in Customer Contracts

In order to maintain its current customer relationships and to meet the performance and delivery requirements in its customer contracts, the Company must be able to provide products and services at appropriate levels and with acceptable quality and at an acceptable cost. The Company’s ability to deliver the products and provide the services it offers to its customers is limited by many factors, including the difficulty of the processes associated with its products and services, the lack of predictability in the scientific process and the shortage of qualified scientific personnel. In particular, a large portion of the Company’s revenue depends on producing biologics and the current rate at which the Company is producing them. Some of the Company’s customers can influence when it will deliver products and perform services under their contracts. If the Company is unable to meet its contractual commitments, it may delay or lose revenue, lose customers or fail to expand its existing relationships.

Custom Products

The Company is reliant on the development, marketing and sale of its custom antibodies. If the Company does not achieve sufficient market acceptance of its products and services, it will be difficult for the Company to achieve consistent profitability.

Brand Awareness

The Company’s expansion of its products and services depends on increasing brand awareness with respect to its products and services. There is no assurance that the Company will be able to achieve brand awareness. In addition, the Company must successfully develop a larger market for its services in order to increase the sales of its services. If the Company is not able to successfully develop a market for its services, then such failure will have a material adverse effect on the business, financial condition and operating results of the Company.

Competition

Although the Company believes that there are only a limited number of full-service, biologics, CRO firms, the Company may face significant competition in selling its products and services. Competitors may have substantial marketing, financial, development and personnel resources. To remain competitive, the Company believes that it must effectively and economically provide: (i) products and services that satisfy customer demands, (ii) superior customer service, and (iii) high levels of quality and reliability. Increased competition may require the Company to reduce prices or increase spending on sales and marketing and customer support, which may have a material adverse effect on its financial condition and results of operations. Any decrease in the quality of the Company’s products or level of service to customers or any occurrence of a price war among the Company’s competitors and the Company may adversely affect the business and results of operations.

Key Personnel Risk

The Company’s success will depend on its directors’ and officers’ ability to develop the Company’s business and manage its operations, and on the Company’s ability to attract and retain the Chief Executive Officer, management team and other key technical, sales, public relations and marketing staff or consultants to operate and grow the business. The loss of any key person or the inability to find and retain new key persons could have a material adverse effect on the Company’s business. Competition for experienced scientists is intense. The Company competes with pharmaceutical and biotechnology companies, including its customers and collaborators, medicinal chemistry outsourcing companies, contract research companies, and academic and research institutions to recruit scientists. The Company’s inability to hire additional qualified personnel may also require an increase in the workload for both existing and new personnel. The Company may not be successful in attracting new scientists or management or in retaining or motivating its existing personnel. The shortage of experienced scientists, and other factors, may lead to increased recruiting, relocation and compensation costs for such scientists, which may exceed the Company’s expectations. These increased costs may reduce the Company’s profit margins or make hiring new scientists impracticable.

Patent Infringement

While the Company believes that its products and operations will not violate the intellectual property rights of third parties, other parties could bring legal actions against the Company claiming damages and seeking to enjoin the marketing and sale of the Company’s products for allegedly conflicting with patents held by them. Any such litigation could result in substantial cost to the Company and diversion of effort by its management and technical personnel. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to market the affected products. There can be no assurance that the Company would prevail in such action or that any license required under any such patent would be available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have material adverse effect on the Company’s business. In addition, if the Company were to become involved in such litigation, it could consume a substantial portion of the Company’s time and resources.

Intellectual Property Protection

The Company’s success will depend on its ability to obtain, protect and enforce patents on their technology. Any patents that the Company’s may own or license in the future may not afford meaningful protection for their technology and products. The Company’s efforts to enforce and maintain our intellectual property rights may not be successful and may result in substantial costs and diversion of management time. In addition, others may challenge patents the Company may obtain in the future and, as a result, these patents could be narrowed, invalidated or rendered unenforceable or it may be forced to stop using the technology covered by these patents or to license the technology from third parties. In addition, current and future patent applications on which the Company depend may not result in the issuance of patents. Even if the Company’s rights are valid, enforceable and broad in scope, competitors may develop products based on similar technology that is not covered by the Company’s patents. Further, since there is a substantial backlog of patent applications at the various patent offices, the approval or rejection of the Company and its competitors’ patent applications may take several years.

In addition to patent protection, the Company also relies on copyright and trademark protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of the Company’s trade secrets and proprietary information, the Company requires its employees, consultants and advisors to execute confidentiality and proprietary information agreements. However, these agreements may not provide the Company with adequate protection against improper use or disclosure of confidential information and there may not be adequate remedies in the event of unauthorized use or disclosure. Furthermore, like many companies in the Company’s industry, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities we conduct. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although the Company’s require its employees and consultants to maintain the confidentiality of all confidential information of previous employers, the Company or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to its trade secrets. The Company’s failure to protect its proprietary information and techniques may inhibit or limit its ability to exclude certain competitors from the market and execute its business strategies.

Patent and Other Intellectual Property Litigation

The drug research and development industry has a history of patent and other intellectual property litigation and these lawsuits will likely continue. Because the Company produces and provides many different products and services in this industry, it faces potential patent infringement suits by companies that control patents for similar products and services. In order to protect or enforce the Company’s intellectual property rights, it may have to initiate legal proceedings against third parties. In addition, others may sue the Company for infringing their intellectual property rights or the Company may initiate a lawsuit seeking a declaration from a court that it does not infringe the proprietary rights of others. The patent positions of pharmaceutical, biotechnology and drug discovery companies are generally uncertain and involve complex legal and factual questions. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under patents like those for which the Company has applied. Legal proceedings relating to intellectual property would be expensive, take significant time and divert management’s attention from other business concerns, whether the Company wins or loses. The cost of such litigation could affect the Company’s profitability.

Further, if the Company does not prevail in an infringement lawsuit brought against it, the Company might have to pay substantial damages, including treble damages, and it could be required to stop the infringing activity or obtain a license to use the patented technology. Any required license may not be available to the Company on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, the Company’s competitors may have access to the same technology licensed to the Company. If the Company fails to obtain a required license or are unable to design around a patent, it may be unable to sell some of its products or services.

Obsolescence

The pharmaceutical and biotechnology industries are characterized by rapid and continuous technological innovation. The Company competes with companies around the world that are engaged in the development and production of products and services, including pharmaceutical companies, biotechnology companies, and contract research companies. Academic institutions, governmental agencies and other research organizations also are conducting research and developing technologies in areas in which the Company provides services, either on their own or through collaborative efforts. The Company’s pharmaceutical and biotechnology company customers have internal departments that provide products and services that directly compete with the Company’s products and services. Many of the Company’s competitors offer a broader range of products and services and have greater access to financial, technical, scientific, business development, recruiting and other resources than the Company does, and some of their competitors may also operate with a lower cost structure. The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. The Company’s products, services and expertise may become obsolete or uneconomical due to technological advances or entirely different approaches developed by the Company, its customers or one or more of its competitors. For example, advances in databases and molecular modeling tools that predict how effectively compounds will treat a targeted disease may render some of their technologies obsolete. While the Company plans to develop technologies that will give them a competitive advantage, they may not be able to develop the technologies necessary for them to successfully compete in the future. Additionally, the existing approaches of the Company’s competitors or new approaches or technologies developed by their competitors may be more effective than those they develop. The Company may not be able to compete successfully with existing or future competitors.

Research and Development and Product Development

The Company is a life science company providing custom antibody engineering and production services for a wide variety of environmental, diagnostic and research applications and to support their research and development efforts for research and pre-clinical applications. The Company is engaged development of new process, procedures and innovative approaches to antibody production. The Company has been engaged in such research and development activities for over 30 years. However, there is an on-going expense associated with research and development activities and no assurance that such research and product development activities will produce new and innovative processes, procedures or innovative approaches to antibody production.

Customers May Restrict the Company’s Use of Scientific Information

The Company’s ability to improve the efficiency of the CRO services it provides by, among other things, developing an effective database designed to predict how chemical compounds interact with a targeted disease-related protein, depends in part on the Company’s generation and use of information that is not proprietary to their customers and that they derive from performing these services. However, the Company’s customers may not allow them to use this information with other customers, such as the general interaction between types of chemistries and types of drug targets that the Company generates when performing drug discovery services for their customers. Without the ability to use this information, the Company may not be able to develop a database, which may limit their ability to improve the efficiency of the drug discovery services they provide.

Failure of Laboratory Facilities

The Company’s operations could suffer as a result of a failure of its laboratory facilities. The Company’s business will be dependent upon a laboratory infrastructure to produce products and services. These systems and operations are vulnerable to damage and interruption from fires, earthquakes, telecommunications failures, and other events. Any such errors or inadequacies in the software that may be encountered could adversely affect operations, and such errors may be expensive or difficult to correct in a timely manner.

The production of antibodies requires state of the art laboratory facilities and the success of these laboratory services depends on the recruitment and retention of highly qualified technical staff to maintain the level and quality of standard of the Company’s products and services expected from customers. There is no assurance that the Company will be able to expand and operate such state of the art laboratory services and recruit and retain qualified staff.

The Company produces and supplies antibodies and there is no guarantee that such production will be successful and produce the desired results. As a result, the Company continues to be exposed to potential liability that may exceed any insurance coverage that the Company may obtain in the future. As a result, the Company may incur significant liability exposure, which may exceed any insurance coverage that the Company may obtain in the future. Even if the Company elects to purchase such insurance in the future, the Company may not be able to maintain adequate levels of insurance at reasonable cost and/or reasonable terms. Excessive insurance costs or uninsured claims may increase the Company’s operating loss and affect its financial condition.

Limited Number of Suppliers

The Company currently purchases certain key components of biological and chemical materials that it uses in its products and services from a limited number of outside sources. The Company’s reliance on its suppliers exposes it to risks, including: (i) the possibility that one or more of its suppliers could terminate their services at any time without penalty; (ii) the potential inability of its suppliers to obtain required materials; (iii) the potential delays and expenses of seeking alternative sources of supply; and (iv) reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers.

Consequently, if materials from the Company’s suppliers are delayed or interrupted for any reason, the Company may not be able to deliver their products and perform their services on a timely basis or in a cost-efficient manner.

Change in Law, Regulations and Guidelines

The Company’s businesses are subject to particular laws, regulations, and guidelines. Although the Company intends to comply with all laws and regulations, there is no guarantee that the governing laws and regulations will not change which will be outside of the Company’s control.

Uninsured or Uninsurable Risk

The Company may become subject to liability for risks against which it cannot insure or against which the Company may elect not to insure due to the high cost of insurance premiums or other factors. The payment of any such liabilities would reduce the funds available for the Company’s usual business activities. Payment of liabilities for which the Company does not carry insurance may have a material adverse effect on the Company’s financial position and operations.

Conflicts of Interest Risk

Certain of the Company’s directors and officers are also involved as advisors for other companies. Situations may arise in connection with potential acquisitions or opportunities where the other interests of these directors and officers conflict with or diverge from the Company’s interests. In accordance with the British Columbia Business Corporations Act (“BCBCA”), directors who have a material interest in any person who is a party to a material contract or a proposed material contract are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the contract.

In addition, the directors and the officers are required to act honestly and in good faith with a view to our best interests. However, in conflict of interest situations, the Company’s directors and officers may owe the same duty to another company and will need to balance their competing interests with their duties to the Company. Circumstances (including with respect to future corporate opportunities) may arise that may be resolved in a manner that is unfavourable to the Company.

Market Risk for Securities

The market price for the Company’s shares could be subject to wide fluctuations. Factors such as commodity prices, government regulation, interest rates, share price movements of peer companies and competitors, as well as overall market movements, may have a significant impact on the market price of the Company’s shares. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance of particular companies.

Global Economic Conditions

Current global economic conditions could have a negative effect on the Company’s business and results of operations. Market disruptions have included extreme volatility in securities prices, as well as severely diminished liquidity and credit availability. The economic crisis may adversely affect the Company in a variety of ways. Access to lines of credit or the capital markets may be severely restricted, which may preclude the Company from raising funds required for operations and to fund continued development. It may be more difficult for the Company to complete strategic transactions with third parties. The financial and credit market turmoil could also negatively impact suppliers, customers and banks with whom the Company does business. Such developments could decrease the Company’s ability to source, produce and distribute its products or obtain financing and could expose it to risk that one of its suppliers, customers or banks will be unable to meet their obligations under agreements with them.

Foreign Exchange Rates

The Company may conduct business with customers, distributors, suppliers, or other service providers in currencies other than Canadian Dollars and Euros. Therefore, the Company’s business could be adversely affected by fluctuations in domestic or foreign currencies.

Smaller Companies

Market perception of smaller companies may change, potentially affecting the value of investors’ holdings and the ability of the Company to raise further funds through the issue of further Common Shares or otherwise. The share price of publicly traded smaller companies can be highly volatile. The value of the Common Shares may go down as well as up and, in particular, the share price may be subject to sudden and large falls in value given the restricted marketability of the Common Shares, results of operations, changes in earnings estimates or changes in general market, economic and political conditions.

DIVIDENDS

The Company has not paid any dividends. The Company intends to retain its earnings, if any, to finance the future growth and development of its business and does not expect to pay dividends or to make any other distributions in the foreseeable future. Payment of dividends in the future is dependent upon the earnings and financial condition of the Company and other factors which the Board may deem appropriate at the time.

There are no restrictions in the constating documents of the Company, and it is not currently expected that there will exist such restriction elsewhere, which could prevent the Company from paying dividends.

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

The Company’s authorized share capital consists of an unlimited number of Common Shares. As at the date of this Annual Information Form, 67,994,445 Common Shares are issued and outstanding.

Registered holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders of the Company, and are entitled to one vote for each Common Share held at a meeting of shareholders other than meetings at which only the holders of any other class or series of shares of the Company may be issued or outstanding from time to time or are entitled to vote as a separate class or series. In addition, holders of Common Shares are entitled to receive on a pro rata basis dividends if, as and when declared by the board of directors and, upon liquidation, dissolution or winding-up of the Company, are entitled to receive on a pro rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares, including preferred shares, ranking in priority to, or equal with, the holders of the Common Shares.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares of the Company are listed for trading on the TSXV under the symbol “IPA”. The following table sets out the market price range and trading volumes of the Common Shares on the TSXV for the periods indicated.

	TSXV Price Range ($)
Month and Year	High ($)	Low ($)	Volume (number of shares)
May 2018	1.130	0.830	2,840,000
June 2018	1.320	1.020	3,820,000
July 2018	1.210	1.000	2,050,000
August 2018	1.130	0.950	3,520,000
September 2018	1.020	0.910	2,200,000
October 2018	0.970	0.720	2,660,000
November 2018	0.910	0.690	1,980,000
December 2018	0.740	0.650	1,020,000
January 2019	0.710	0.690	671,030
February 2019	0.830	0.580	1,430,000
March 2019	0.840	0.680	2,930,000
April 2019	0.850	0.660	2,310,000
May 2019	0.800	0.670	1,360,000
June 2019	0.770	0.670	1,010,000
July 2019	0.720	0.530	1,020,000
August 2019	0.670	0.550	1,070,000
September 2019	0.630	0.470	1,410,000
October 2019	0.620	0.445	1,870,000
November 2019	0.650	0.520	1,200,000
December 2019	0.650	0.500	1,030,400
January 2020	0.670	0.510	1,096,600

Prior Sales

Since May 1, 2018, the Company issued the following securities.

Date Issued	Security	Number	Issue Price	Aggregate Issue Price		Consideration Received
June 18, 2018	Common Shares	875,000	0.80	$700,000		Cash
September 23, 2018	Common Shares	9,102,500	$1.00	$9,102,500		Cash
October 25, 2018	Common Shares	1,377,000	$1.00	$1,377,000		Debenture Conversion
December 13, 2018	Common Shares	78,514	$0.78	$55,673.90		Settlement Agreement
March 27, 2019(2)	Common Shares	714,793	$0.71	$507,503 (Deemed	)	Deferred Payment for IPA Europe

Notes:

(1)	On October 25, 2018, 1,377,000 common shares were issued in exchange for debentures converted.
(2)	On March 17, 2019, 714,793 common shares were issued pursuant to a deferred payment to IPA Europe.

ESCROWED SECURITIES

No securities of the Company are currently held in escrow or are subject to contractual restrictions on transfer.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

The directors of the Company are set forth below:

Name and Municipality of Residence	Principal Occupation During Past Five Years	Director Since	Number of Voting Securities(1)	Percent of Voting Securities(1)
Jennifer Bath(3)(4) North Dakota, USA	CEO, President of the Company since February 2018; Global Director of Aldevron, LLC from July 2015 to February 2018; Associate Professor at Concordia College from May 2005 to August 2015	May 2018	41,669 (Direct)	*
James Kuo(2)(4) California, USA	Managing Director at Athena Bioventures, Chairman of the Company since December 2016.	December 2016	Nil	Nil
Robert Beecroft(2)(5) British Columbia, Canada	Retired; President and CEO of the Company from May 9, 1995 to August 13, 2016	December 2016	4,330,433(6) (Direct and Indirect)	6.37%
Greg Smith(2)(3)(4) British Columbia, Canada	President & Owner of Broadway Refrigeration; Chairman of Lite Access Technologies (TSXV:LTE); Director of Atlas Engineered Products Inc. (TSXV: AEP)	September 2016	55,000 (Direct and Indirect)	*
Robert Burke(4)(5) British Columbia, Canada	Professor at the University of Victoria.	December 2017	83,000(7) (Direct and Indirect)	*
Paul Andreola (3)(4) Vancouver, Canada	CEO and Director of NameSilo Technologies Corp. (TSXV: URL); Director of Ironwood Capital Corp. (TSXV: IRN.P)	November 2018	5,413,400(8) (Direct and Indirect)	7.96%
Brian Lundstrom Nevada, USA	CBO and VP of Ligand Pharmaceuticals Incorporated (NASDAQ: LGND)	October 2019	Nil	Nil

Notes:

*	Denotes less than 1% of the issued and outstanding Common Shares.
(1)

The information as to the nature of Common Shares beneficially owned, or controlled or directed, directly or indirectly, by the directors, not being within the knowledge of the Company, has been furnished by such directors.

(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Finance Committee.
(5)	Member of the Nomination Committee.
(6)	Of the 4,330,433 shares, 4,001,113 shares are held by Mr. Beecroft and 329,320 are held by a trust for which Mr. Beecroft is a trustee.
(7)	Of the 55,000 shares, 50,000 shares are held by Mr. Smith and 5,000 shares are held by the spouse of Mr. Smith.
(8)	Of the 83,000 shares, 40,000 shares are held by Mr. Burke and 43,000 shares are held by the spouse of Mr. Burke.
(9)

Of the 2,678,400 shares, 1,694,800 shares are held by Mr. Andreola, 1,159,600 shares are held by the spouse of Mr. Andreola and 2,550,000 shares are held by NameSilo Technologies Corp., a company controlled by Mr. Andreola.

Executive Officers

The executive officers of the Company are set forth below:

Name and Municipality of Residence	Principal Occupation During Past Five Years	Officer Since	Number of Voting Securities(1)	Percent of Voting Securities
Jennifer Bath North Dakota, USA	As Above.	February 2018	As Above	As Above
Lisa Helbling North Dakota, USA	Chief Financial Officer of the Company since January 2019; CFO of Anchor Ingredients from January to August 2018; and CFO and Treasurer of TMI Hospitality from December 2011 to December 2017	January 2019	10,000 (Direct)	*
Stefan Lang Freiburg, Germany	Chief Business Officer of the Company since October 2019; Vice President of Business Development of Aldevron LLC	October 2019	7,000 (Direct)	*
Charles Wheelock North Dakota, USA	Chief Technology Officer of the Company since April 2018; Vice President of Implementation Specialist from 2016 to 2017; Vice President of Summit Group Software from 2015 to 2016; Senior Global Technical Account Manager of Microsoft from 2002 to 2015	April 2018	5,000 (Direct)	*

Note:

*	Denotes less than 1% of the issued and outstanding Common Shares.
(1)

The information as to the nature of Common Shares beneficially owned, or controlled or directed, directly or indirectly, by the executive officers, not being within the knowledge of the Company, has been furnished by such officers.

Shareholdings of Directors and Executive Officers

As at the date of this Annual Information Form, the directors and executive officers of the Company, as a group, beneficially owned, or controlled or directed, directly or indirectly, 9,945,502 Common Shares, representing approximately 14.6% of the issued and outstanding Common Shares of the Company.

Biographical Information

The following is a brief description of each of the executive officers and directors of the Company (including details with regard to their principal occupations for the last five years).

Jennifer Bath, Chief Executive Officer, President and Director

Dr. Jennifer Bath has twenty years’ experience in biopharma industry, previously serving on the executive team at Aldevron, LLC. Prior, she was the executive director of the Global Vaccine Institute and has served as an international advisor with an experienced and proven leader in strategic planning and corporate growth as well as converting pharma companies’ scientific challenges into operational solutions. Dr. Bath specializes in strategic growth, business operations alignment, and value creation. She holds a Ph.D. in Cellular and Molecular biology from North Dakota State University.

James Kuo, Chairman and Director

Dr. James Kuo, MD, MBA currently serves as Chief Executive Officer of OncoTracker, Inc. in West Hollywood, CA. James Kuo is an experienced biotech industry executive and investor, who brings business and management experience to the company. During his career, he has held executive positions in private as well as listed biotech companies in the US. He previously served as CEO of BioMicro Systems, Inc. and Synthetic Biologics, Inc. Prior to that, he was CEO of Discovery Laboratories, Inc. after having worked as Associate Director in Corporate Licensing and Development at Pfizer Inc. Dr. Kuo is presently Managing Director at Athena Bioventures in La Jolla, CA.A physician by training, James Kuo obtained his MBA at the Wharton School of the University of Pennsylvania.

Robert Beecroft, Director

Robert Beecroft is a director of the Company. has served as founder, CTO and director of the Company since 1999 and has over 25 year’s experience in the development of innovative and proprietary methods for the production of monoclonal and polyclonal antibodies and peptides. Mr. Beecroft has a B.Sc. in Microbiology from University of Victoria and has been involved in over 15 Research Projects over the course of the last 25 years and been an instructor for graduate students at the University of Victoria on the use and production of monoclonal antibodies for over 13 years.

Greg Smith, Director

Mr. Greg Smith is a seasoned capital markets veteran who held senior positions in investment banking before recently transitioning to private equity with the acquisition of one of the largest HVAC companies in Western Canada. Mr. Smith also held the position of Portfolio Manager for Phillips, Hagar & North & Executive Director, Canadian Securitization Group, CIBC World Markets in Toronto for close to ten years. Mr. Smith currently serves as President & Director of Broadway Refrigeration & Air Conditioning Co. Ltd. and Omega Mechanical Ltd., who collectively have over 150 employees. Mr. Smith earned an MBA from Dalhousie University, is a Chartered Financial Analyst and has served in advisory and board positions to multiple private and public ventures.

Robert Burke, Director

Dr. Robert D. Burke is an Emeritus Professor at the University of Victoria, where he was a faculty member for over 35 years. He has a longstanding research interest in the molecular basis of cellular signaling in early embryonic development. His research involves production and characterization of antibodies and he employs them extensively with high-resolution optical imaging methods. Dr. Burke has published over 100 peer-reviewed publications and has supervised numerous trainees. He was Chair of the Department of Biochemistry and Microbiology for 8 years, was on the University of Victoria Senate for 12 years, and served on numerous advisory and management committees nationally and internationally. Dr. Burke completed a BSc (Honours) and a PhD at the University of Alberta.

Paul Andreola, Director

Mr. Andreola has over 20 years of business development and financial markets experience including senior management, marketing, and communications roles for early stage companies. Mr. Andreola is the President, Chief Executive Officer and Director of NameSilo Technologies Corp. Previously in his career, Mr. Andreola was a licensed investment advisor for over 10 years and has facilitated multiple early stage private and public companies in the resource and technology sectors. Mr. Andreola has served on the board of, and in advisory positions to, several public and private companies

Brian Lundstrom, Director

Mr. Lundstrom is trained in immunology and international business and has over 30 years’ experience. Mr. Lundstrom started his career with product and clinical development for Novo Nordisk and subsequently held increasingly executive roles, including with SangStat, now a division of Sanofi Genzyme. During the past eight years, Mr. Lundstrom established the global business for the industry’s most diverse and partnered transgenic animal platforms for antibody discovery, which was sold to Ligand Pharmaceuticals Incorporated in 2016. Mr. Lundstrom is presently an executive with Ligand and CEO of Abvivo LLC.

Lisa Helbling, Chief Financial Officer

Ms. Lisa Helbling has over 30 years experience in finance and accounting gained from diverse industries and roles. For the past 8 years, she served in the role of CFO, most recently for the Company. Prior to being a CFO, she was the VP of Internal Audit and Business Risk Management for Otter Tail Corporation (NASDQ: OTTR) a diversified electric utility and Controller for Clarica Life iInsurance Company-U.S., a subsidiary of a Clarica Life Insurance Co., then listed on the Toronto Stock Exchange. She began her career in public accounting. As the Company’s CFO Ms. Helbling provides strategic vision and leadership to create and execute finance strategy to support the Company’s global sites, management of debt and equity, financial planning, budgeting and cash management. Ms. Helbling also develops and oversees the accounting, financial reporting, financial internal controls, risk management and compliance activities. Ms Helbling currently serves on the Board of Directors for Healthy Dakota Mutual Holdings and is Chair of the Audit and Compliance Committee. She is a Certified Public Accountant and has a Bachelor of Science in Accounting.

Stefan Lang, Chief Business Officer

Dr. Lang previously served as the Vice President of Business Development at Aldevron LLC. Dr. Lang brings extensive background knowledge in the therapeutic antibody sector including corporate strategy, R&D innovation, sales and business development. He has an impressive breadth of leadership within the biotech industry, including experience working at the organizational level and as a globally recognized and respected leader in antibody business development. Dr. Lang holds a Dr. rer. nat. in biology from the Technical University of Karlsruhe, Germany a diploma in biology from the University of Kassel, Germany. He started his career as a technical consultant and moved into the biotech industry in 2000.

Charles Wheelock, Chief Technology Officer

Mr. Wheelock brings a diverse background to IPA, he has held leadership positions within the software development and services industries over the past 25 years encompassing global ERP deployments, cloud transformations and building strategic line of business applications. Mr. Wheelock has served as a Vice

President at Implementation Specialists and Summit Group Software, leading software services, development, and sales. Prior to Implementation Specialists Mr. Wheelock spent 16 years at Microsoft in various roles, where he drove both strategic and technical initiatives from within the customer services organization. Mr. Wheelock holds a Bachelor’s degree from the University of Kansas along with several industry and project management certifications.

Cease Trade Orders or Bankruptcies

To the knowledge of the Company:

(a)

no director or executive officer of the Company is, as at the date of this Annual Information Form, or was within 10 years before the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any company (including IPA), that:

(i)	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)

was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes of this subsection (a), “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, and in each case that was in effect for a period of more than 30 consecutive days.

(b)	no director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially control of the Company:

(i)

is, as at the date of this Annual Information Form, or has been within the 10 years before the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any company (including IPA) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(ii)

has, within the 10 years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

The foregoing information, not being within the knowledge of the Company, has been furnished by the respective directors, officers and shareholders holding a sufficient number of securities of the Company to affect materially control of the Company.

Penalties or Sanctions

No director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision regarding the Company.

The foregoing information, not being within the knowledge of the Company, has been furnished by the respective directors, officers and shareholders holding a sufficient number of securities of the Company to affect materially control of the Company.

Conflicts of Interest

The Company’s directors and officers may serve as directors or officers of other companies or have significant shareholdings in other resource companies and, to the extent that such other companies may participate in ventures in which the Company may participate, the directors of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such conflict of interest arises at a meeting of the Company’s board of directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with the BCBCA, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company. In determining whether or not the Company will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which the Company may be exposed and its financial position at that time.

The directors and officers of the Company are aware of the existence of laws governing the accountability of directors and officers for corporate opportunity and requiring disclosures by the directors of conflicts of interest and the Company will rely upon such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of its directors and officers. All such conflicts will be disclosed by such directors or officers in accordance with the BCBCA and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law. See “Risk Factors – Conflicts of Interest”. The directors and officers of the Company are not aware of any such conflicts of interests.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company is not aware of: (a) any legal proceedings to which it is a party, or by which any of its property is subject, which would be material to it and are not aware of any such proceedings being contemplated, (b) any penalties or sanctions imposed by a court relating to securities legislation, or other penalties or sanctions imposed by a court or regulatory body against it that would likely be considered important to a reasonable investor making an investment decision and (c) any settlement agreements that we have entered into before a court relating to securities legislation or with a securities regulatory authority.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director, executive officer or shareholder holding on record or beneficially, directly or indirectly, more than 10% of the issued shares of the Company, or any of their respective associates or affiliates has any material interest, direct or indirect, in any transaction in which the Company has participated prior to the date of this Annual Information Form, which has materially affected or is reasonably expected to materially affect the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at 3rd Floor, 510 Burrard Street, Vancouver, British Columbia.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business, the only material contracts that the Company has entered in the financial year ended April 30, 2019, or before the last financial year but still in effect, are as follows:

1.	Securities Purchase Agreement dated August 22, 2017 among the Company, U-Protein and the shareholders of U-Protein.

2.	Share Purchase Agreement dated March 15, 2018 among the Company, ImmunoPrecise Netherlands B.V., Modiquest Research B.V., Immulease B.V. and Immusys B.V.

Copies of the above material contracts are available for inspection at the registered office of the Company located at c/o Northwest Law Group, Suite 704, 595 Howe Street, Vancouver, BC V6C 2T5.

INTERESTS OF EXPERTS

Crowe MacKay LLP, Chartered Accountants, provided an auditor’s report in respect to the Company’s financial statements for the year ended April 30, 2019. Crowe MacKay LLP is independent with respect to the Company in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

ADDITIONAL INFORMATION

Additional financial information is provided in the Company’s comparative financial statements and management’s discussion and analysis for the year ended April 30, 2019, which will be available under the Company’s profile on the SEDAR website at www.sedar.com.

Copies of all materials incorporated by reference herein and additional information relating to the Company are available under the Company’s profile on the SEDAR website at www.sedar.com.

Dated February 14, 2020.

BY ORDER OF THE BOARD OF DIRECTORS

“Jennifer Bath”

Jennifer Bath

President and Chief Executive Officer